THE BANK OF NEW YORK

101 Barclay Street

New York, New York 10286

____________, 2005

Royal Dutch Shell plc

Shell Centre

York Road

London SE1 7NA

England

Re:

Amended and Restated Deposit Agreement dated as of ___________, 2005 (the "Deposit Agreement") among Royal Dutch Shell plc (the “Company”), The Bank of New York, as Depositary (the “Depositary”), and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder

Ladies and Gentlemen:

The term “Customer” shall mean a corporation or other entity purchasing securities or Receipts on a stock exchange or in a recognized market for such securities or Receipts and which is a party to a Pre-Release Agreement with the Depositary or the Custodian.

The term “Pre-Release Agreement” shall mean an agreement entered into from time to time by and between the Depositary and a Customer which complies with Sections 3(a), 3(e), 4, 7(a) and 14 of the form of pre-release agreement attached as Annex I to this letter (or, in lieu of Section 14, we will indemnify the Company to the same extent that the counterparty to a Pre-Release would be required by said Section 14 to indemnify the Company) and which provides for the issuance of Receipts prior to (i) the deposit by the Customer of Shares or Receipts in substitution for Shares or (ii) the purchase by the Depositary of Shares or Receipts in substitution for Shares.

The term “Pre-Release Request” shall mean a written, electronic, oral or telephonic communication from a Customer requesting a Pre-Released Receipt or Receipts.

We refer to the Deposit Agreement.  Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

We hereby agree that, without the prior consent of the Company, we will not (a) Pre-Release Receipts or (b) permit any Pre-Release to remain outstanding at any time, unless (i) the Pre-Release made under a Pre-Release Agreement and (ii) the Pre-Release complies with Annex II to this letter.  Each Pre-Release transaction will be preceded or accompanied by a written representation from the person to whom Receipts are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted and will be subject to such further indemnities and credit regulations as the Depositary deems appropriate.  Further, the Depositary shall note on its records the amount of American Depositary Shares evidenced by Pre-Released Receipts until such Receipts cease to be Pre-Released Receipts.

We confirm that we currently do not, and do not intend to, make any Pre-Release to any person until such person has undergone the Depositary's standard credit review process.

If, after the date hereof, the Depositary's ADR Department is advised by counsel that there has occurred a material change in the U.S. federal income tax law (including judicial and administrative interpretations thereof) regarding the treatment of Pre-Release, we agree to notify the Company promptly of such change and to advise the Company as to the changes, if any, that we intend to make, or have made, to the Pre-Release procedures then being followed by us as a result of such change in the tax law.  We will in good faith consult with the Company and consider all suggestions without any obligation on our part to change our Pre-Release procedures.

We will indemnify and hold harmless the Company, its directors, employees, agents and affiliates and each Owner from time to time of a Receipt against all losses, claims, damages, liabilities and expense (including reasonable attorneys' fees and expenses) based upon a breach by the Depositary of any agreement of the Depositary set forth in this letter.

If any action or claim shall be brought against the Company in respect of which indemnity may be sought pursuant to the preceding paragraph or the second paragraph of this letter, the Company shall notify the Depositary in writing of such action or claim giving reasonable details thereof.  The Depositary shall have the option of assuming the defense thereof, with counsel satisfactory to the Company (who shall not, except with the consent of the Company, be counsel to the Depositary in connection with such action or claim), and, after notice from the Depositary to the Company of its election so to assume the defense thereof, the Depositary shall not be liable to the Company or any other indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Company or any other indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No compromise or settlement of such action or proceeding may be effected by either party without the other party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking such compromise or settlement.

Other than as set forth herein, nothing in this letter shall affect any of the respective rights and obligations of the Company and the Depositary under the Deposit Agreement.

Very truly yours,

THE BANK OF NEW YORK,

    as Depositary

By: __________________________

EMM-809853_1

ANNEX I

EMM-809853_1

ANNEX II

Guidelines for Issuance of Pre-Released Receipts

The Depositary will observe the following guidelines for the issuance of Pre-Released Receipts:

1.

No Pre-Released Receipts will be issued unless the transaction is covered by a Pre-Release Agreement with the Depositary.

2.

At no time will the number of Shares represented by Pre-Released Receipts outstanding aggregate more than 20%, or such other percentage as the Company and the Depositary may from time to time agree in writing, of the total number of Shares represented by Receipts.

The Depositary shall not be in breach of the above limitation if such limitation is exceeded solely because of the withdrawal of Deposited Securities subsequent to the execution and delivery of Pre-Released Receipts in compliance with such limitation.

3.

At no time will the number of Shares represented by Pre-Released Receipts outstanding exceed 1%, or such higher percentage as the Company and the Depositary may from time to time agree in writing, of the total number of Shares outstanding.

4.

Each Pre-Release Agreement shall provide for the termination of all pre-releases of Receipts at the option of the Depositary upon five business days’ notice to the Owner.  The Depositary shall require that all pre-releases of Receipts terminate not later than 90 days after the delivery of a Pre-Release Request to the Depositary.

5.

The Depositary will terminate any or all pre-releases of Receipts upon the written request of the Company.

6.

The Depositary shall require that the Owner deliver cash, U.S. government securities or other collateral that the Depositary determines, in good faith, will provide substantially similar liquidity and security, to the Depositary in an amount equal to not less than 100% of the market value of the Pre-Released Receipts against the issuance of such Pre-Released Receipts and that the Customer maintain such collateral in an amount equal to at least such percentage until the pre-release of the Receipts terminates (“marks to market”).

7.

The Depositary shall require that upon the distribution of cash in respect of Shares the Customer shall forthwith pay or deliver to the Depositary the equivalent thereof in respect of each Share represented by the aggregate of outstanding Pre-Released Receipts issued to the Owner and that upon the distribution of stock, rights or other property in respect of Shares the Owner shall forthwith pay or credit to the Depositary 100% of the market value of such stock, rights or other property in respect of each Share represented by the aggregate of outstanding Pre-Released Receipts issued to the Owner.

8.

The Depositary will lend neither the Shares held under the Deposit Agreement nor the Receipts.

EMM-809853_1